Exhibit 4.1
DESCRIPTION OF ASTRANA HEALTH, INC. REGISTERED SECURITIES
The following summarizes the terms and provisions of the common stock of Astrana Health, Inc., a Delaware corporation (the “Company”), which common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “Bylaws”), which the Company has previously filed with the Securities and Exchange Commission, and applicable Delaware law.

Authorized Capital

The Company has 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, authorized for issuance, of which 1,111,111 preferred shares are designated as Series A convertible preferred stock (“Series A preferred stock”) and 555,555 preferred shares are designated as Series B convertible preferred stock (“Series B preferred stock”).

Common Stock

Voting

Holders of the Company’s common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a stockholder vote. Holders of the Company’s common stock do not have cumulative voting rights.

Dividends

Subject to the rights of preferred stockholders, if any, holders of the Company’s common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from legally available funds.

Liquidation

In the event of a liquidation, dissolution or winding up, the holders of the Company’s common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s known debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

All outstanding shares of common stock are duly authorized, fully paid and non-assessable. Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company has designated or may designate in the future.

Stock Exchange Listing

The common stock is listed on The Nasdaq Stock Market LLC under the trading symbol “ASTH.”

Registration Rights

Certain of the Company’s outstanding shares of common stock have registration rights.

Transfer Agent

The transfer agent for the Company’s common stock is Pacific Stock Transfer, a Securitize company.
Preferred Stock

Under the terms of the Certificate of Incorporation, the Company’s board of directors is authorized to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and relative, participating, optional and other rights and the qualifications, limitations and restrictions thereof. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or other corporate action.

The Company has 1,666,666 shares of preferred stock designated and issued, consisting of 1,111,111 shares of Series A preferred stock and 555,555 shares of Series B preferred stock, all of which are held by Astrana Health Management, Inc., a wholly-owned subsidiary of the Company (“AHM”). As AHM is a wholly-owned subsidiary of the Company, pursuant to the Delaware General Corporation Law, the shares held by AMH are not entitled to vote or to be counted for quorum purposes with respect to the Company’s stockholder actions. Holders of the Company’s shares of Series A preferred stock and Series B preferred stock are entitled to receive dividends, out of legally available assets, on parity with the holders of the Company’s shares of common stock. The Series A preferred stock and Series B preferred stock have an initial liquidation preference in the amount of $9.00 per share, plus any declared and unpaid dividends, and are convertible into common stock, at the option of the holder thereof, at any time after issuance, at an initial conversion rate of one-for-one, in each case, subject to adjustment in the event of stock dividends, stock splits and certain other similar transactions.

Anti-Takeover Provisions

The following provisions of the Certificate of Incorporation and Bylaws could have the effect of delaying or discouraging another party from acquiring control of the Company and could encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors:

•the Bylaws require holders of not less than one-tenth of all shares entitled to vote at a meeting to call a special meeting of stockholders;

•the Certificate of Incorporation and Bylaws provide that the board of directors will establish the authorized number of directors from time to time;

•the Certificate of Incorporation does not permit cumulative voting in the election of directors; and

•the Certificate of Incorporation permits the board of directors to determine the rights, privileges and preferences of any new series of preferred stock, some of which could impede the ability of a person to acquire control of the Company.

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, of assets of the corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•subject to certain exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the interested stockholder’s proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation; and

•any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person that, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Authorized and Unissued Shares

The Company’s authorized and unissued shares of common stock are available for future issuance without stockholder approval except as may otherwise be required by applicable regulations or Delaware law. The Company may issue additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee, director and consultant compensation. The existence of authorized but unissued shares of common stock could render more difficult, or discourage an attempt, to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The issuance of shares of preferred stock by the Company could have certain anti-takeover effects under certain circumstances, and could enable the Company’s board of directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of preferred stock with investors who might align themselves with the board of directors.

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